Exhibit 3.18

01:47:34 p.m. 05-14-2024 | 5 | 13022489769
To: Page: 05 of 18 2024-05-14 16:48:22 EDT ...ynn Davis

Filed in the Office of	Business Number E0123352018-3
Secretary of State State Of Nevada	Filing Number 20244060076
	Filed On 5/14/2024 1:47:00 PM
	Number of Pages 6

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [X] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: JanOne Inc. Entity or Nevada Business Identification Number (NVID): NV20181178042
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/15/2024 Time: 9:00 am (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series M Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 05/14/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PRIVILEGES, PREFERENCES, AND LIMITATIONS

OF THE

SERIES M CONVERTIBLE PREFERRED STOCK

OF

JANONE INC.

The undersigned, the Chief Executive Officer of JanOne Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series M Preferred Stock, was duly adopted on May 10, 2024, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (as corrected) (the “Articles of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.001 per share, as authorized in the Articles of Incorporation, a series of Preferred Stock of the Company, to be named “Series M Preferred Stock,” consisting of three thousand two hundred (3,200) shares, which series shall have the following designations, powers, preferences, and relative and other special rights and privileges and the following qualifications, limitations, and restrictions:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Certificate” means this Certificate of Designation of the Rights, Privileges, Preferences, and Limitations of Series M Preferred Stock.

“Common Stock” means the shares of Common Stock, par value $0.001 per share, of the Company.

“Holder” shall mean the person or entity in which the Series M Preferred Stock is registered on the books of the Company, which shall initially be the person or entity that subscribes for the Series M Preferred Stock, and shall thereafter be the permitted and legal assigns of which the Company is notified by the Holder and in respect of which the Holder has provided a valid legal opinion in connection therewith to the Company.

“Holders” shall mean all Holders of the Series M Preferred Stock.

“Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series M Preferred Stock upon the liquidation, winding up, or dissolution of the Company.

“Pari Passu Stock” shall mean the Series B Preferred Stock of the Company.

“Original Issue Date” shall mean the date when shares of Series M Preferred Stock are first issued.

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Section 2. Designation; Amount; and Par Value. The series of preferred stock shall be designated as the Company’s Series M Preferred Stock (the “Series M Preferred Stock”) and the number of shares so designated shall be up to three thousand two hundred (3,200) shares (which shall not be subject to increase without the written consent of the Holders of a majority of the then-issued and outstanding Series M Preferred Stock). Each share of Series M Preferred Stock shall have a par value of $0.001 per share and a stated value of $250.00 (the “Stated Value”).

Section 3. Dividends. The Company shall not declare, pay, or set aside any dividends on shares of the Series M Preferred Stock.

Section 4. Voting Rights. Except as required by the General Corporation Law of the State of Nevada or as otherwise provided in this Certificate, the Series M Preferred Stock shall not have any voting rights.

Section 5. Liquidation Preference. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value for each share of Series M Preferred Stock on a per-share basis equivalent to the per-share distributions to be made to the holders of shares of Pari Passu Stock, but before any distributions or payments shall be made to the holders of Junior Stock, and if the assets of the Company shall be insufficient to pay in full such amounts to the holders of shares of Series M Preferred Stock and the holders of shares of the Pari Passu Stock, then the entire assets to be distributed shall be ratably distributed among such sets of Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. No Conversion Rights. The Series M Preferred Stock shall not be convertible into any class or series of capital stock of the Company.

Section 7. No Redemption Rights. The Series M Preferred Stock shall have no redemption rights.

Section 8. Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series M Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Company’s Board of Directors or indirectly initiated by the Company’s Board of Directors through judicial action or process, including any action by the holders of Common Stock or any other class or series of the Company’s capital stock, shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, take any of the following actions without first obtaining the affirmative approval of a majority of the Holders:

a) Increase or decrease the total number of authorized shares of Series M Preferred Stock;

b) Effect an exchange, reclassification, or cancellation of all or a part of the Series M Preferred Stock;

c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class or series of shares of the Company’s capital stock into shares of Series M Preferred Stock;

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d) Permit the convertibility, whether mandatory or permissible, of some or all of the then-outstanding shares of Series M Preferred Stock; or

e) Alter or change the rights, privileges, or preferences of the shares of Series M Preferred Stock so as adversely to affect the shares of such series, including the rights set forth in this Certificate; provided, however, that the Company may, by any means authorized by law and without any vote of the Holders of shares of Series M Preferred Stock, make technical, corrective, administrative, or similar changes in this Certificate that do not, individually or in the aggregate, materially adversely affect the rights, privileges, or preferences of the Holders of shares of the Series M Preferred Stock.

Section 9. No Preemptive Rights. Holders of Series M Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription, or similar rights in respect of any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

Section 10. Reports. The Company shall mail to all Holders of Series M Preferred Stock those reports, proxy statements, and other materials that it mails to the holders of Common Stock.

Section 11. Notices. In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Certificate to be given to the Holders shall be deemed given if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to each Holder of record at such Holder’s address appearing on the books of the Company.

Section 12. Miscellaneous.

a) The headings of the various sections and subsections of this Certificate are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate.

b) Whenever possible, each provision of this Certificate shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

c) The Company will provide to the Holders of the Series M Preferred Stock all communications sent by the Company to the holders of Common Stock.

d) Except as may otherwise be required by law, the shares of the Series M Preferred Stock shall not have any powers, designations, preferences, or other special rights, other than those specifically set forth in this Certificate.

e) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up, or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

[Remainder of the page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 10th day of March, 2024.

JANONE INC.

By:	/s/ Tony Isaac
Tony Isaac, Chief Executive Officer

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